LICENSE AGREEMENT

This License Agreement (this “Agreement”) between PLANDAI BIOTECHNOLOGY, INC (“Plandai”), a Nevada Corporation, and DIEGO PELLICER WORLDWIDE INC., a Delaware corporation (“Pellicer”), sets forth the agreement and understanding of the parties respecting the licensing of the Intellectual Property (defined below), as of January 28, 2014.

WHEREAS, Pellicer owns certain US intellectual property rights appertaining to the name “Diego Pellicer” and which are proprietary to Pellicer, and

WHEREAS, Plandai desires to obtain a license in the Intellectual Property.

In consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Plandai and Pellicer hereby agree as follows:

General

1.1	Subject to the terms and conditions of this Agreement, Pellicer hereby grants to Plandai a license to use the intellectual property set forth on Exhibit A hereto (the “Intellectual Property”) in connection with the manufacture, distribution or wholesale sale of products using the name “Diego Pellicer” which have been manufactured using Plandai’s Phytofare process, CRS hydrodynamic sheering process or subjected to the Pheroid® entrapment process (collectively, the “Process”), on an exclusive basis, in any countries where such trademarks and/or trade names are filed. The license granted in this Agreement is limited to Plandai’s use of the Intellectual Property. No provision of this Agreement grants Plandai, by implication, estoppel or otherwise, any rights other than the rights expressly granted in this Agreement to the Intellectual Property, or to any other Pellicer owned property.

1.2	Plandai shall not have the right to sublicense its rights under this this Agreement to any third party, except as specifically contemplated hereby.

1.3	Pellicer reserves all rights not expressly granted to Plandai under this Agreement.

1.4	This Agreement will commence on the Closing Date (as defined below) and shall remain in effect until the ten year anniversary of the Closing Date, and thereafter, the term of this Agreement shall automatically renew for five-year terms, unless earlier terminated in accordance with the provisions hereof.

1.5

Plandai shall notify Pellicer in advance of its intent to commence the international wholesale distribution of any product utilizing the intellectual Property and Pellicer shall have thirty (30) days to file for trademark protection in such countries as indicated by Plandai. If Pellicer declines to file for such international protection, Plandai shall have the right to file international trademark claims covering the “Diego Pellicer” trade name and logo in any country where Plandai is currently wholesale distributing any product or where any product wholesale distribution is anticipated. In the event Plandai files for international trademark claims covering the “Diego Pellicer” trade name and logo in any country, Plandai shall list Pellicer as the owner of such trademark, or immediately assign such trademark rights to Pellicer, with this Agreement being the consideration for such assignment.

1.6	Plandai agrees to differentiate its products from those produced by Pellicer by appending the identifier “Gold” or some other mutually acceptable term(s) to its packaging, advertising, and marketing materials. In all cases, Plandai shall differentiate its products manufactured using the Intellectual Property from those produced by Pellicer by placing a notation on the packaging of such products, in form and substance approved by Pellicer, which approval shall not be unreasonably withheld, notifying consumers that the product was manufactured using the Process. Plandai shall have the right to request additional “sub-brands” using the Diego Pellicer prefix (e.g. - “Diego Pellicer Platinum,“etc,) during the course of this license and shall notify Pellicer in writing of any such request, the consent to which shall not be unreasonably withheld, Reasonable justification for withholding consent shall include the prior or current use of such name by Pellicer or the potential for confusion with current Pellicer branding.

1.7	Pellicer shall have the right to inspect, with reasonable notice, Plandai’s goods, including promotional materials bearing the licensed trademarks, to ensure that Plandai is in compliance with quality control standards of Pellicer in place at the time. In the event Pellicer believes in good faith that Plandai’s use of the trademarks is not in compliance with quality control standards agreed upon between the parties, then Pellicer shall provide notice to Plandai, The parties will work diligently and in good faith to ensure that any deficiencies are remedied within a reasonable period of time, In the event the deficiencies cannot be remedied after such good faith effort, Pellicer shall have the right to prohibit Plandai’s use of the Intellectual Property in connection with those goods or services not in compliance with agreed upon standards.

1.8	Plandai will use/display the Intellectual Property only in the manner provided by Pellicer and will not modify the logos, or change the proportions, color schemes, spelling or character spacing of the Intellectual Property, without prior written authorization from Pellicer.

1.9	Plandai shall have the right to change its name and/or create a new operating subsidiary under the name “Diego Pellicer Biotechnology” or “Diego Pellicer Biotechnologies”, and shall have the right to abbreviate such names in ways which do not cause confusion with Pellicer companies, e.g. “Diego Biotech”.

1.10	In the event Pellicer abandons the Intellectual Property through bankruptcy or insolvency, Plandai’s (and its successors) rights to the Intellectual Property shall revert to a fully- paid, perpetual license to use the same.

1.11	As consideration to Pellicer under this Agreement, Plandai shall issue to Pellicer a warrant to purchase a total of three million three hundred thirty-three thousand three hundred thirty-four (3,333,334) shares of restricted common stock at an exercise price of $0.01 per share (the “Warrant”), such shares being issued upon exercise of the Warrant in accordance with Exhibit B attached hereto and subject to “leak out” provisions as set forth in Exhibit C attached hereto. The Warrant shall be exercisable for so long as this Agreement is in effect, but it no event shall it be exercisable for a period of less than ten (10) years from the Closing Date. The Warrant shall also contain a cashless exercise provision.

1.12	Plandai and Pellicer agree that nothing in this Agreement constitutes a competitive relationship as Plandai shall not engage in direct-to-consumer sales and shall limit itself to extract production and wholesale sales. Likewise, Pellicer shall not engage in the production of extracts employing the Process.

1.13	The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on February 10, 2014 if the conditions set forth in Sections 5 and 6 have been satisfied, or as soon thereafter as such conditions have either been satisfied or waived by the party benefiting from such conditions, at the offices of Pellicer, or at such other place as the parties shall agree (the “Closing Date”), and shall be effective as of 12:01 a.m. on the Closing Date.

Representations, Warranties and Covenants of Pelliccr

Pellicer hereby represents and warrants to Plandai as of the Closing Date as follows:

2.1	Pellicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

2.3	As of the Closing Date, Pellicer will have the corporate power to enter into this Agreement and to carry out its obligations hereunder. As of the Closing Date, the execution and delivery of this Agreement and all agreements contemplated hereunder and the performance of Pellicer’s obligations hereunder and thereunder, will have been duly authorized by the board of directors of Pellicer.

2.4	No consent, waiver, authorization, or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and no declaration to or filing or registration with any such governmental or regulatory authority, is required in connection with the execution and delivery of this Agreement by Pellicer or the performance by Pellicer of its obligations hereunder.

2.5	As of the Closing, Pellicer will be the sole owner of all right, title and interest in and to the Intellectual Property. Pellicer does not have any subsidiaries or affiliates that have any rights or interests, directly or indirectly, in any of the Intellectual Property. As of the Closing Date, Pellicer will have the legal right to perform its obligations as set forth in this Agreement, and Pellicer will have not executed any agreement which is in conflict with the terms of this Agreement.

2.6	As of the Closing Date:

(a)	The Intellectual Property is held exclusively by Pellicer free and clear of all options, liens, security interests, agreements, restrictions and other encumbrances, except for that certain Trademark Consent Agreement by and between Pellicer and Diego Pellicer, Inc., a Washington corporation (“Diego Pellicer”), Which grants Diego Pellicer a right to use the Intellectual Property in connection with cannabis retail sales within the State of Washington.

(b)	There are no challenges, proceedings or infringement suits pending or, to the knowledge of Pellicer, threatened with respect to the Intellectual Property.

(c)	Plandai will be granted a license to use the Intellectual Property in connection with the manufacture, distribution or sale of products using the name “Diego Pellicer” which have been manufactured using the Process, on an exclusive basis, in any countries where such trademarks and/or trade names are filed.

2.7	Pellicer represents and warrants that it is not subject to any agreement, judgment or decree which could materially and adversely affect its ability to satisfy its obligations hereunder.

2.8	No agent, broker, finder or investment or commercial banker, or other persons or firms engaged by or acting on behalf of Pellicer or its affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to receive any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

Representations and Warranties of Plandai

Plandai hereby represents and warrants to Pellicer, and covenants and agrees, as of the Closing Date, as follows:

3,1	Plandai is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

3.2	As of the Closing Date, Plandai will have the corporate power to enter into this Agreement and to carry out its obligations hereunder. As of the Closing Date, the execution and delivery of this Agreement and all agreements contemplated hereunder and the performance of Plandai’s obligations hereunder and thereunder, will have been duly authorized by the board of directors of Plandai, and no other corporate proceedings on the part of Plandai will be necessary to authorize such execution, delivery and performance.

3.3	This Agreement and all agreements contemplated hereunder have been duly executed by Plandai and, as of the Closing Date, will constitute valid and legally binding obligations of Plandai, enforceable against Plandai in accordance with the terms hereof and thereof, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.4	Neither the execution, delivery nor the performance of this Agreement by Plandai (or any of its subsidiaries or affiliates, including any entities to be formed in contemplation of this Agreement) and all agreements contemplated hereunder violates or will violate any provision of federal, state or municipal law, of any order, judgment or decree of any court or other governmental or regulatory authority, or of the charter documents or by-laws of Plandai, nor violates or will result, in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Plandai is a party or by which it is bound or to which any of its properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Plandai. Further, Plandai hereby represents and warrants to Pellicer that it will not (nor will any of its subsidiaries or affiliates, including any entities to be formed in contemplation of this Agreement), manufacture any products containing cannabis or cannabis extracts, nor wilt it use the Intellectual Property for any such products, in any jurisdiction in which the production, processing, and retailing of cannabis by privately owned entities for recreational use is prohibited by national or local law.

3.5	Other than requirements of federal and state securities laws, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by Plandai of the transactions contemplated by this Agreement.

3.6	No agent, broker, tinder or investment or commercial banker, or other person or firms engaged by or acting on behalf of Plandai or its affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to receive any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

Additional Agreements and Covenants

4,1	After the Closing, Pellicer shall deliver all artwork, including electronic versions, of any trademarks and labeling it may now have or may later have in connection with the Intellectual Property.

Conditions to Pellicer’s Obligation to Close

5.1	The obligation of Pellicer to enter into this Agreement on the Closing Date is subject to the satisfaction, as of the Closing Date, of each of the following conditions, provided that these conditions are for Pellicer’s sole benefit and may be waived by Pellicer al any time in its sole discretion:

(a)	Plandai shall have executed this Agreement and delivered the same to Pellicer.

(b)	Plandai shall have delivered to Pellicer the Warrant. There will be no preemptive rights in respect of any of the Plandai Common Stock issued upon exercise of the Warrant.

(c)	The representations and warranties of Plandai shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date), and Plandai shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Plandai at or prior to the Closing.

(d)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

Conditions to Plandai’s Obligation to Close

6.1	The obligation of Plandai to enter into this Agreement on the Closing Date is subject to the satisfaction of each of the following conditions, provided that these conditions are for Plandai’s sole benefit and may be waived by Plandai at any time in Plandai’s sole discretion:

(a)	Pellicer shall have executed this Agreement and delivered the same to Plandai.

(b)	Each of the individuals listed on Exhibit B and designated as recipients of the shares of Plandai shall have executed the Leak Out Agreement as set forth in Exhibit C.

(c)	Pellicer shall have provided Plandai with copies of all documents, artwork, etc., appertaining to the Intellectual Property.

(d)	The representations and warranties of Pellicer shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date) and Pellicer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Pellicer at or prior to the Closing.

Indemnification

7.1	Pellicer hereby agrees to indemnify and hold harmless Plandai, and any person or entity controlling, controlled by or under common control with Plandai, from and against any and all claims, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) resulting from or arising out of (i) any breach by Pellicer of any covenant, representation, warranty or obligation of Pellicer contained in this Agreement or any agreement executed in connection with this Agreement, (ii) any liability or obligation of Pellicer existing as of the Closing Date, or (iii) any liability or obligation for any injury to person or property arising from or relating to the use, prior to the Closing Date, of the Intellectual Property.

7.2	Plandai hereby agrees to indemnify and hold harmless Pellicer, and any person or entity controlling, controlled by or under common control with Pellicer, from and against any and all claims, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) resulting from or arising out of (i) any breach by Plandai of any covenant, representation, warranty or obligation of Plandai contained in this Agreement or any agreement executed in connection with this Agreement, (ii.) any liability or obligation of Plandai existing as of the Closing Date, or (iii) any liability or obligation for any claim relating to, or in connection with, Plandai’s use of the Intellectual Property after the Closing Date.

7.3	The party to be indemnified hereunder (the “Indemnified Party”) shall notify in writing (such notification shall be referred to herein as a “Claims Notice”) the indemnifying party (the “Indemnifying Party”) within (i) sixty (60) days after a claim is presented to the Indemnified Party or the Indemnified Party becomes aware of substantial facts that would reasonably appear to the Indemnified Party to be likely to give rise to a claim for indemnity hereunder, or (ii) five (5) days if the Indemnified Party receives formal notice of the filing of a suit, petition or claim or the scheduling of a hearing related to a matter which may give rise to claim for indemnity hereunder, Each Claims Notice shall, if feasible, contain a reasonable estimate by the Indemnified Party of the losses, costs, liabilities and expenses (including, but not limited to, costs and expenses of litigation and attorneys’ fees) which the Indemnified Party may incur.

The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation; provided, however, in order to have the right to defend a claim and control the defense, settlement and prosecution of any litigation, the Indemnifying Party (i) must expressly acknowledge the assumption by it of all liabilities related to such litigation, including without limitation, the cost of such defense, settlement and prosecution of such litigation, and (ii) unless the Indemnified Party consents otherwise in writing, may only compromise or settle such litigation solely for money damages for which the Indemnifying Party shall be fully liable. If the Indemnifying Party fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf and for the account and risk of the Indemnifying Party. The Indemnifying Party will make available to the Indemnified Party or its representatives, at the Indemnifying Party’s expense, all records and other materials in the Indemnifying Party’s possession and all employees or agents of the Indemnifying Party required by the Indemnified Party for the Indemnified Party’s use in contesting any such claim, and the Indemnified Party and its representatives agree that they will not use the Indemnifying Party’s making available to them of any such material, or its agreement to do so, as a basis for asserting a waiver by the Indemnifying Party of any statutory or common law privilege the Indemnifying Party might have in any other proceedings, whether related or unrelated to the matter giving rise to the claim. If the Indemnified Party fails to notify the Indemnifying Party of a claim in accordance with the terms of this Section 7.3, and the Indemnifying Party is thereby materially prejudiced by such failure of notice in its defense of the claim, the Indemnifying Party’s obligation to indemnify hereunder shall be extinguished with respect to such claim to the extent that the Indemnifying Party has been prejudiced by the failure to give such notice, The amount of losses for which indemnification is provided under this Agreement shall be net of any amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such losses.

Mediation of Disputes; Arbitration of Disputes

8.1	Plandai and Pellicer each agree to mediate in good faith all disputes arising out of or relating to this Agreement or the breach thereof, which mediation costs shall be split equally between Plandai and Pellicer, Any controversy or claim arising out of or relating to this Agreement or the breach thereof, which is not settled through mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (including the Emergency Interim Relief Procedures), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of the arbitration shall be King County, Washington. Each party shall bear its own costs and expenses including legal fees and an equal share of the arbitrator’s and administrative fees of arbitration.

NOTICE: BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY WASHINGTON LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE WASHINGTON CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THE ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF TO NEUTRAL ARBITRATION.

8.2	This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed in the State of Washington, without giving effect to the principles of conflicts of law.

Termination

9.1	If Plandai breaches or fails to perform one or more of its materials duties under this Agreement, Pellicer may deliver to Plandai a written notice of default. Pellicer may terminate this Agreement by delivering to Plandai a written notice of termination if the default has not been cured in full within twenty (20) days of the delivery to Plandai of the notice of default.

9.2	This Agreement shall automatically terminate if Plandai: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Plandai fails to have released within sixty (60) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

9.3	Plandai may terminate this Agreement at any time by delivering to Pellicer a written notice of termination at least 20 (20) days prior to the effective date of the termination.

9.4	After termination of this Agreement, Plandai shall immediately cease all use of the Intellectual Property, and shall return all Intellectual Property in its possession (including all artwork, in whatever medium) to Pellicer within ten (10) days of termination.

General Provisions

10.1	This Agreement may be executed in two or more counterparts, including, without limitation, by facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall promptly cause additional originally executed signature pages to be delivered to the other party.

10.2	The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.3	If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

10.4	This Agreement, the Schedules and Exhibits hereto, which are incorporated herein by this reference, and the instruments referenced herein contain the entire understanding of the parties and supersedes all prior and/or contemporaneous agreement or understanding with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Plandai nor Pellicer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by Plandai and Pellicer.

10.5	Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by nationally-recognized overnight courier or by facsimile- machine confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission). Each party shall provide notice to the other party of any change in address. The addresses for such communications shall be:

If to Pellicer:

Diego Pellicer Worldwide Inc. 3496 Fairview Way West Linn, Oregon 97068 Attention; Chief Executive Officer

with a copy (which shall not constitute notice) to:

Caimcross & Hempelmann, P.S. 524 Second Avenue, Suite 500 Seattle, Washington 98104 Attention: Michael W. Moyer

If to Plandai:

Plandai Biotechnology, Inc. 2226 Eastlake Ave. Seattle, WA (435)881-8734 rd@plandaibiotech.com Attn; Roger Baylis-Duffield

10.6	This Agreement shall be binding upon and inure to the benefit of the parties and their successors. Neither Plandai nor Pellicer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

10.7	This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.8	All representations and warranties in this Agreement shall survive the execution and delivery of this Agreement and the Closing. All agreements contained herein shall survive the Closing until, by their respective terms, they are no longer operative.

10.9	Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, Pellicer and Plandaí have caused this Agreement to be duly executed as of the date first above written.

DIEGO PELLICER WORLDWIDE INC.

By: ____________________
Name: Steven S Hubbard
Title: Secretary / CFO

PLANDAI BIOTECHNOLOGY, INC.

By: ____________________
Name: Roger Baylis-Duffield
Title: Chief Executive Officer

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Exhibit A
List of Intellectual Property

Mark:	
Goods and Services:	IC 005. US 006 018 044 046 051 052. G & S: Medicinal herb extracts IC 030. US 046. G & S: Dried herbs IC 034. US 002 008 009 017. G & S: Cigarette rolling papers; Herbs for smoking; Lighters for smokers; Smoking pipes IC 035. US 100 101 102. G & S: Retail store services featuring medicinal herb extracts, dried herbs, herbs for smoking, cigarette rolling papers, smoking pipes, lighters for smokers
Mark Drawing Code:	(2) DESIGN ONLY
Serial Number:	85796855
Design Search Code:	02.01.01 - Busts of men facing forward; Heads of men facing forward; Men - heads, portraiture, or busts facing forward; Portraiture of men facing forward 02.11.06 - Beards; Hair; Hair extensions; Human hair, locks of hair, wigs, beards, mustaches; Mustaches; Toupees; Wigs 26.03.02 - Ovals, plain single line; Plain single line ovals
Filing Date:	December 6, 2012
Current Basis:	1A
Description of Mark:	The color(s) tan, black, and white is/are claimed as a feature of the mark. The mark consists of a photograph of a man with black hair, mustache, eyes, and eyebrows, with white skin and wearing a white suit. The mark is encased in a horizontal oval with a black border. The background inside the oval is tan.
Type of Mark:	TRADEMARK; SERVICE MARK

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Other Data:	The name(s), portrait(s), and/or signature(s) shown in the mark does not identify a particular living individual.
Live/Dead Indicator:	LIVE

Wordmark:	
Goods and Services:	IC 005. US 006 018 044 046 051 052. G & S: Medicinal herb extracts IC 030. US 046. G & S: Dried herbs IC 034. US 002 008 009 017. G & S: Cigarette rolling papers; Herbs for smoking; Lighters for smokers; Smoking pipes IC 035. US 100 101 102. G & S: Retail store services featuring medicinal herb extracts, dried herbs, herbs for smoking, cigarette rolling papers, smoking pipes, lighters for smokers
Mark Drawing Code:	(4) STANDARD CHARACTER MARK
Serial Number:	85796821
Filing Date:	December 6, 2012
Current Basis:	1B
Type of Mark:	TRADEMARK; SERVICE MARK
Live/Dead Indicator:	LIVE

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